Exhibit 3.1

AMENDED CERTIFICATE OF INCORPORATION

OF

SYMBOLLON PHARMACEUTICALS, INC.

FIRST: The name of the corporation is SYMBOLLON PHARMACEUTICALS, INC. (hereinafter referred to as the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, 19901. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of (i) Ninety-Three Million Seven Hundred Fifty Thousand (93,750,000) shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), (ii) One Million Two Hundred Fifty Thousand (1,250,000) shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

II. Except as otherwise provided in this Article FOURTH, the rights, preferences and limitations of Class A Common Stock and Class B Common Stock shall be identical in all respects:

(a) The dividend rights of the holders of shares of Class A Common Stock and Class B Common Stock shall be identical, except that no stock dividends on the Class A Common Stock may be paid in Class B Common Stock and no stock dividends on the Class B Common Stock may be paid in Class A Common Stock. Whenever a stock dividend is paid, the holder of a share of any class of common stock shall be paid in the same number of shares of common stock of the class of such shares as are paid to the holder of a share of common stock of any other class in shares of common stock of such other class. Whenever a combination or subdivision of the shares of any class of common stock is made, the same combination or subdivision shall be made with respect to the other classes of common stock.

(b) Each share of Class A Common Stock shall entitle the holder to one vote and each share of Class B Common Stock shall entitle the holder to five votes on all matters with respect to which holders of such classes of stock are entitled to vote.

(c) (i) All outstanding shares of Class B Common Stock shall be convertible at all times, at the election of the holder thereof, into an equal number of fully paid and nonassessable shares of Class A Common Stock by delivery of written notice by the holder of such shares of Class B Common Stock to the Corporation, or its transfer agent, of his election together with the certificate(s) representing the shares to be converted. Thereupon, the Corporation, or its transfer agent, as the case may be, shall exchange such certificate(s) for a certificate or certificates representing an equal number of shares of Class A Common Stock. Shares of Class B Common Stock shall be deemed to have been converted immediately prior to the close of business on the day upon which the Corporation, or its transfer agent, receives such shares for conversion. The person entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Common Stock at such time.

(ii) Except as provided in subparagraph (iii) below, upon the sale, assignment, transfer, conveyance, or other disposition, whether voluntary, by operation of law or otherwise (a "Transfer", which, for the purpose hereof, shall not include a pledge) of shares of Class B Common Stock, other than a transfer to another holder of Class B Common Stock or to a private charitable foundation as to which a holder of Class B Common Stock is the sole voting member, the shares so transferred shall, by virtue of such Transfer, automatically be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock.

(iii) Upon the death of any holder of Class B Common Stock, the shares of Class B Common Stock so held as of the date of death of the deceased stockholder shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock unless and to the extent that any of such shares are purchased by another holder of Class B Common Stock on or prior to 90 days from the date that a legal representative is duly appointed by a court of competent jurisdiction, or 120 days from such date if within such 90 day period another holder of Class B Common Stock has exercised any right to purchase shares of Class B Common Stock held by such legal representative. If there should be only one holder of Class B Common Stock, effective immediately upon his death, the shares of Class B Common Stock so held as of the date of death shall be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock.

(iv) With respect to any shares of Class B Common Stock converted into Class A Common Stock pursuant to paragraphs (i), (ii) and (iii) above, until surrender as hereinafter provided, each outstanding certificate, which prior to such conversion represented shares of Class B Common Stock, shall be deemed for all purposes to evidence ownership of the number of shares of Class A Common Stock into which the shares of Class B Common Stock shall have been converted. Upon surrender to the Corporation, or its transfer agent, for cancellation of the certificate or certificates representing such shares, the holder thereof shall be entitled to receive a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled.

(v) With respect to any shares of Class B Common Stock converted into Class A Common Stock pursuant to paragraphs (i), (ii) or (iii) above, such converted shares of Class B Common Stock shall, from and after the date of conversion, have the status of authorized and unissued shares of Class B Common Stock and may be reissued as shares of Class B Common Stock.

III. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for, from time to time, in one or more series of any number, the issuance of shares of Preferred Stock, and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish the number of shares to be included in each such series and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board Directors with respect to each series shall include, but not be limited to, determination of each of the following:

A. The number of shares constituting that series and the distinctive designation of that series;

B. The dividend rate on the shares of the series, whether dividends shall be cumulative and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all such shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series and, if so, the terms and amounts of such sinking fund;

G. The right of the shares of the series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

H. The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and whether such rights shall be in preference to or in another relation to the comparable rights of any other class or classes or series of stock; and

I. Any other relative, participating optional or other special, rights, qualifications, limitations or restrictions of that series.

IV. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of any other series of Preferred Stock or of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

V. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of preferred Stock, the holders of Class A and Class B Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

VI. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution of winding up of the Corporation, whether voluntary or involuntary, the holders of Class A and Class B Common Stock shall be entitled, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, to share, to the exclusion of the holders of Preferred Stock of any and all series, in all remaining assets of the Corporation available for distribution to its stockholders ratably according to the number of shares of Class A and Class B Common Stock held by them.

VII. The number of authorized shares of any class may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH: The name and mailing address of the sole incorporator are as follows:

Veronica Andrews Goldberg
Rubin Baum Levin Constant & Friedman
30 Rockfeller Plaza, 29th Floor
New York New York 11012

SIXTH:

I. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors.

II. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

III. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2002; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

IV. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member for the full term of such class and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

V. Quorum; Action at Meeting. A majority of the number of directors fixed pursuant to Section I above shall constitute a quorum except when a vacancy or vacancies exist, whereupon a majority of the directors then in office shall constitute a quorum for the transaction of business, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section I above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-laws of the Corporation or by this Certificate of Incorporation.

VI. Removal. Directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

VII. Vacancies. Any vacancy in the Board of Directors, however occurring, including (without limitation) a vacancy resulting from an increase in the number of directors, shall be filled only by a vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

VIII. Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation after approval by the Board of Directors shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including such terms as may be adopted by the Board of Directors pursuant to Section III of Article FOURTH of the Certificate of Incorporation) applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article SIXTH, and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provisions of this Article SIXTH, in each case unless expressly provided by such terms.

IX. Amendments to Article. Notwithstanding any other provisions of law, the Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, any provision of this Article SIXTH.

SEVENTH: No directors of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article SEVENTH shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit; nor shall this Article SEVENTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article SEVENTH becomes effective.

EIGHTH: The Board of Directors is expressly authorized to adopt, amend and repeal the By-Laws of the Corporation.

NINETH: The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise of arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.